MATEC Corporation and Subsidiaries                            Exhibit 11
Calculation of Earnings Per Share
(amounts in thousands, except per share data)

                                                    Years Ended December 31,
                                                    1996      1995      1994
                                                  -------   -------   -------
Net earnings (loss) ...........................   $   (76)  $   303   $  (114)
                                                  =======   =======   =======

CALCULATION OF PRIMARY EARNINGS (LOSS) PER SHARE:
 Weighted average common shares outstanding ....    2,767     2,765     2,765
 Increase from assumed exercise of stock options
  and investment of proceeds in treasury stock,
  based upon average market prices (A) .........        -        30         -
 Increase from assumed exercise of warrants and
  investment of proceeds in treasury stock,
  based upon average market prices (A)(B) ......        -         -         -
                                                    -----     -----     -----
 Average common stock and common equivalent
  shares outstanding ...........................    2,767     2,795     2,765
                                                    =====     =====     =====

 Net earnings (loss) per common and common
  equivalent share (C) .........................    $(.03)    $ .11     $(.04)
                                                    =====     =====     =====


CALCULATION OF FULLY DILUTED EARNINGS (LOSS) PER SHARE:
 Weighted average common shares outstanding ....    2,767     2,765     2,765
 Increase from assumed exercise of stock options
  and investment of proceeds in treasury stock,
  based upon the higher of average or
  quarter-end market prices ....................       41        33        28
 Increase from assumed exercise of warrants and
  investment of proceeds in treasury stock,
  based upon the higher of average or
  quarter-end market prices (B) ................        4         -         -
                                                    -----     -----     -----
 Average common stock and common equivalent
  shares outstanding ...........................    2,812     2,798     2,793
                                                    =====     =====     =====

 Net earnings (loss) per common and common
  equivalent share assuming full dilution (C) ..    $(.03)    $ .11     $(.04)
                                                    =====     =====     =====

(A) In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.
(B) The effect of the outstanding warrants is excluded in 1995 since they do not meet either test of paragraph 37 of APB Opinion No. 15.
(C) Dilution from stock options and warrants is less than 3%, therefore primary earnings per share is based on the weighted average number of shares outstanding.